UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                              June 8, 2010

LIQUIDITY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.		20036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code                       (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 8, 2010, Liquidity Services, Inc., a Delaware corporation (“LSI”), and Leon Kennedy Acquisition Corp., a Delaware Corporation and a wholly-owned subsidiary of LSI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Network International, Inc., a Delaware corporation (“Network”).  Under the terms of the Merger Agreement, Merger Sub will be merged with and into Network (the “Merger”) at the closing of the Merger (the “Closing”), with Network continuing as the surviving corporation and a wholly-owned subsidiary of LSI.  The Closing is expected to take place in June 2010.

The aggregate consideration to be paid to the shareholders of Network (the “Sellers”), subject to certain adjustments and conditions in the Merger Agreement, will consist of a cash payment to the Sellers of approximately $7.5 million.  In addition, the Sellers will be eligible to receive contingent earn-out payments of up to approximately $7.5 million, payable over an 18 month period following the Closing, based on Network’s operating results during such period.  Ten percent of the amount payable to the Sellers will be held in escrow following the Closing and will be used to fund any downward adjustment in the purchase price and to fund any indemnification obligations owed by Sellers under the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants by the Sellers, as well as indemnification by the Sellers subject to the limitations contained in the Merger Agreement.  The Closing is subject to satisfaction of customary closing conditions.  The Merger Agreement contains customary termination provisions.

Prior to the Acquisition, there were no material relationships between LSI or its affiliates, on the one hand, and Network or the Sellers, on the other hand.

A press release announcing the Merger, issued on June 9, 2010, is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release, dated June 9, 2010, with respect to the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: June 9, 2010	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated June 9, 2010, with respect to the Merger.